EX-28.d.4.f.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND GENEVA CAPITAL MANAGEMENT LLC

Effective March 16th, 2020

Amended March 11, 2021*

Funds of the Trust	Subadvisory Fees
Nationwide Geneva Mid Cap Growth Fund	0.30% on Subadviser Assets up to $250 million 0.275% on Subadviser Assets of $250 million and more but less than $500 million 0.25% on Subadviser Assets of $500 million and more

Nationwide Geneva Small Cap Growth Fund	0.50% on Subadviser Assets up to $250 million 0.475% on Subadviser Assets of $250 million and more but less than $500 million 0.45% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on March 8-10, 2021.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, CIO

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, CIO

SUBADVISER GENEVA CAPITAL MANAGEMENT LLC

By:	/s/ Matthew Pistorio
Name: Matthew Pistorio
Title: Principal, Client Portfolio Manager

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